ENGLISH LANGUAGE LEARNING & INSTRUCTION SYSTEM, INC.
                       EMPLOYMENT AGREEMENT

To Rohit Patel:

      This Agreement establishes and memorializes the terms of your employment with English Language Learning & Instruction System, Inc., a Delaware corporation (the "Company").

      Employment and Duties. Effective May 1, 2004the Company is retaining you, and you agree to be, its Chief Executive Officer on the terms contained in this Agreement. In such position, you will report directly to the Company's Board of Directors, and you agree to perform duties the Board may assign you from time to time. Beyond reporting to and being tasked by the Board, your duties shall include, and the Company hereby authorizes you to:

      i) generally manage the Company's affairs, including hiring, firing, capital commitments, budgeting, leases, major contracts, financings, borrowings and determinations of salaries and bonuses of employees and officers, subject to approval of the Board where required;

      ii) supervise the Company's management, employees and consultants in implementing those strategies and initiatives;

      iii) interface with the Company's Chief Financial Officer or equivalent in monitoring and periodically presenting to the Board your analysis of the Company's financial statements, cash flow and imminent operating expenses;

      iv) interface with and act as a spokesperson to third parties who, by contract and/or circumstance, would reasonably expect to have access to the Company's Chief Executive Officer. By way of example, but not limitation, these third parties would include major shareholders of the Company's common and/or preferred stock, distributors of the Company's products, media representatives making inquiries into the Company and its products, stock analysts, and representatives of investment banking concerns;

      v) offer employment to and unilaterally (i.e., without consulting the Company's Board of Directors) terminate the employment of any Company employee whose gross cash compensation (not including or factoring in the employee's participation in the Company's group health insurance plan or other Company-sponsored benefits packages) does not exceed $65,000; and

      vi) represent the Company at trade shows, contract negotiations, and other forums requiring or warranting the participation of the Company's Chief Executive Officer.

      You agree to use your best efforts in performing these and other duties that the Company's Board of Directors may assign you from time to time, and in generally carrying out the Company's goals and initiatives as its Board has established and will establish in the future. You also agree to comply with the non-competition, secrecy, and other provisions of Exhibit A to this Agreement, which is incorporated hereto.

      At-Will Employment. Your employment with the Company is "at-will," meaning that either you or the Company may terminate this Agreement at any time. Termination or expiration of this Agreement ends your employment under this Agreement, but does not extinguish either i) your obligation to comply with Exhibit A to this Agreement; or ii) your accrued rights to compensation or options to purchase shares of the Company's common stock.

     Compensation

     Salary The Company will pay you an annualized salary of $156,000, which shall be paid in accordance with the Company's generally applicable payroll practices (the "Salary"). The Board will review your Salary annually, but it will be increased no less than five percent 5% annually throughout your tenure as the Company's CEO, with the first such increase becoming effective on the first anniversary of the Effective Date.

     Bonus      The Company will pay you bonuses as follows:

                . For fiscal year 2004, 25% of the Company's pre-tax income, as reflected in the Company's 2004 audited financial statements, up to a maximum bonus payment of $50,000;

                . For fiscal year 2005, 5% of the Company's pre-tax income, as reflected in the Company's audited 2005 financial statements, payable only if the pre-tax income exceeds $600,000, up to a maximum bonus payment of $125,000.

                The Company will pay you these bonuses after the end of each calendar year and upon receiving the audited financials of the company for the year completed.

     Options You will have options to purchase up to 1,665,911 shares of the Company's common stock, to be vested according the schedule listed below. Vesting for each quarter will be effective if you have been employed by the company continuously through the last day of that quarter.. The strike price of these options shall be $0.15, regardless of the time that you exercise your right to purchase them. Your options to purchase shares of the Company's common stock shall vest according to the following schedule:

                .    465,911 shares on the Effective Date of this Agreement;

                . 150,000 additional shares at the conclusion of every fiscal quarter during which you serve as the Company's CEO.

                If you resign as the Company's CEO before July 1, 2006, you will have options to purchase 1) the 465,911 shares that vest on the Effective Date of this Agreement; and 2) 150,000 additional options for each complete fiscal quarter during which you were employed by the Company.

                In addition to these options, you will have the right to purchase the equivalent of 3% of any number of common shares that the Company issues during your employment with the Company beyond the 57, common shares currently issuable on a fully diluted basis.

                You may exercise any vested options to purchase shares of the Company's common stock at any time during your tenure as an employee of the Company, or within thirty (30) days after your employment with the company is terminated.. Any options that have vested at the time your tenure as an employee of the Company ends will expire and terminate if you do not exercise them within thirty (30) days after the date of such termination. The strike price for all options you exercise to purchase shares of the Company's common stock shall be $0.15.


     Benefits The Company will provide you with the same benefits as it makes generally available to the Company's senior executives, as those benefits are amended or terminated from time to time. Your participation in the Company's benefit plans will be subject to the terms of the applicable plan documents and the Company's generally applied policies, and the Company in its sole discretion may from time to time adopt, modify, interpret, or discontinue such plans or policies. You'll be eligible for twenty days of paid vacation each calendar year during the term of your employment by the Company.

     Place of Employment. Your principal place of employment will be at such offices as the Company may establish from time to time and to which it assigns you in its sole discretion. You understand and agree that your employment will require travel from time to time.

     Expenses. The Company will reimburse you for reasonable and necessary travel and other business-related expenses you incur in performing your duties for the Company. You agree to itemize and tender to the Company's Chief Financial Officer all requests for reimbursements. You agree to submit requests for reimbursement in accordance with the policies and practices that the Company establishes.

     No Other Employment. You agree not to engage in activities that would conflict or interfere significantly with your faithful performance of your duties as an employee of the Company. You may manage your personal investments, as long as the management takes only minimal amounts of time and is consistent with the provisions of the No Conflicts of Interest Section and the No Competition Section in Exhibit A and is otherwise consistent with the policies and practices of the Company.

     No Conflicts of Interest. You confirm that you have fully disclosed to the Company, to the best of your knowledge, all circumstances under which you, your spouse, your immediate relatives, and other persons who reside in your household have or may have a conflict of interest with the Company. You further agree to fully disclose to the Company any such circumstances that might arise during your employment upon your becoming aware of such circumstances.

     The Company specifically recognizes that you serve as an advisor, consultant and director to certain entities and non-profit corporations. The Company authorizes you to continue as a director of Amedica, Inc., and to continue working with BNA, Inc., American Staffing, Inc., and NIIT in an advisory capacity, so long as those endeavors do not conflict or materially interfere with your duties to the Company as CEO. The Company further acknowledges that you were instrumental in introducing ELLIS to NIIT in 2001, and that you were working with NIIT at that time under an agreement that is no longer in effect. You and the Company acknowledge that you will receive no separate compensation for any sales that the Company makes to NIIT during your tenure as the Company's CEO.

     Payments on Termination. Upon any termination of this Agreement, the Company will pay you any unpaid portion of your Salary pro-rated through the last day of the Term (and any annual bonuses already determined by such date but not yet paid), reimburse any substantiated but un-reimbursed business expenses, pay any accrued and unused vacation time (to the extent consistent with the Company's policies), and provide such other benefits as applicable laws or the terms of the benefits require.

     Assignment. The Company may assign or otherwise transfer this Agreement and any and all of its rights, duties, obligations, or interests under it to
1) any of its affiliates or subsidiaries; or 2) any business entity that at any time by merger, consolidation, or otherwise acquires all or substantially all of the Company's stock or assets. This Agreement binds and benefits the Company, its successors or assigns, and your heirs and the personal representatives of your estate. Without the Board's prior written consent, you may not assign or delegate this Agreement or any rights, duties, obligations, or interests under it.

     Severability. If a court having jurisdiction declares any term or provision of this Agreement invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be replaced by a term or provision that is valid and enforceable and comes closest to expressing the intention of the invalid or unenforceable term or provision.

     Amendment; Waiver. Neither you nor the Company may modify or amend the terms of this Agreement other than by a written instrument signed by you and by another executive officer of the Company duly authorized by the Board. Either party's waiver of the other party's compliance with any provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

     Withholding. The Company will reduce its compensatory payments to you for withholding and FICA taxes and any other withholdings and contributions required by law.

     Third Party Beneficiary. You understand and agree that Camden Partners, Inc. is a third party beneficiary of this Agreement, which means that Camden Partners, Inc. may enforce this Agreement even though not a party to it.

     Governing Law. The substantive and procedural laws of the State of Utah (other than its conflict of laws provisions) shall govern this Agreement and any proceedings that might occur to clarify the parties' relative rights hereunder.

     Notices. Notices must be given in writing by personal delivery, by certified mail, return receipt requested, by telecopy, or by overnight delivery. You should send or deliver your notices to the Company's corporate headquarters. The Company will send or deliver any notice given to you at your address as reflected on the Company's personnel records. You and the Company may change the address for notice by like notice to the other. You and the Company agree that notice is received on the date it is personally delivered, the date it is received by certified mail, the date of guaranteed delivery by the overnight service, or the date the fax machine confirms effective transmission.

     Integration Clause. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements, and writings with respect to the subject matter of this Agreement. All such other negotiations, commitments, agreements, and writings will have no further force or effect.


If you accept the terms of this Agreement, please sign in the space indicated
below.    We encourage you to consult with any advisors you choose to help you understand your obligations under this Agreement.



                       ENGLISH LANGUAGE LEARNING & INSTRUCTION SYSTEM, INC.


                              /s/ Frank Otto
                       By: _______________________________________

                                 Frank Otto
                       Name: _____________________________________

                                 Chairman of the Board and Director
                       Title: _____________________________________



I accept and agree to the terms of employment set forth in this Agreement:

/s/ Rohit Patel
___________________________
Rohit Patel

Dated:_____________________



                            Exhibit A


     No Competition. You will not be employed by or engage in any Competing Business within the Market Area during the Restricted Period (each as defined below). You further agree not to use, incorporate, or otherwise create any business organization or domain name using any name confusingly similar to "English Language Learning & Instruction System, Inc." or "ELLIS" or any other name under which the Company does business.

     If you are offered and want to accept employment with an existing business or start a new business that engages in activities similar to the Company's, you will inform the Board in writing of the identity of the business, your proposed duties with an existing business or the proposed business plan of your new business, and the proposed starting date of your employment or that new business. You will also inform any existing business of the terms of this Exhibit A. Within two weeks of such notice by you The Company will analyze the proposed employment or the creation of your new business and make a good faith determination as to whether it would threaten the Company's legitimate competitive interests. If the Company determines that the proposed employment or the creation of your new business would not pose an unacceptable threat to its interests, the Company will notify you within two weeks of the date of such notice by you that it does not object to the employment or the creation of your new business.

     You acknowledge that, during the portion of the Restricted Period (defined below) that follows your employment, you may engage in any business activity or gainful employment of any type and in any place except as described above. You acknowledge that you will be reasonably able to earn a livelihood without violating the terms of this Agreement.

     You understand and agree that the rights and obligations set forth in this No Competition Section will continue and will survive through the Restricted Period.

     Definitions

     Competing   Competing Business means any service or product of any person
     Business    or enterprise engaged in the development, marketing or sale of English as a Second Language software or instructional products.

     Market      The Market Area is the United States.  You agree that the
     Area        Company provides goods and services both at its facilities and at the locations of its customers or clients and that, by the nature of its business, it operates throughout the Market
                 Area.

     Restricted  For purposes of this Agreement, the Restricted Period begins
     Period on the Effective Date and ends at the first anniversary of the date your employment with the Company Group ends for any reason.


     No Interference; No Solicitation. During the Restricted Period, you agree that you will not, directly or indirectly, whether for yourself or for any other individual or entity (other than the Company or its affiliates or subsidiaries), intentionally

     . hire away or endeavor to entice away from the Company any employee or any other person or entity whom the Company engages to perform services or supply products and including, but not limited to, any independent contractors, consultants, engineers, or sales representatives or any contractor, subcontractor, supplier, or vendor; or

     .   hire any person whom the Company employed within the prior 12 months.


     Secrecy

     Preserving  Your employment with the Company under and before this
     Company     Agreement has given and will give you access to Confidential
     Confidences Information (as defined below).  You acknowledge and agree that using, disclosing, or publishing any Confidential
                 Information in an unauthorized or improper manner could cause the Company or Company Group to incur substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, you agree with the Company that you will not at any time, except in performing your employment duties to the Company under this Agreement (or with the Board's or your Direct Report's prior written consent), directly or indirectly disclose, publish, or knowingly or negligently permit others not so authorized to disclose or publish, any Confidential Information of which you may become aware because of your prior or continuing employment association with the Company.

     Confidential "Confidential Information" includes, without limitation, any
     Information   information protected under the Uniform Trade Secrets Act
                 and any information that the Company has not previously disclosed to the public or to the trade with respect to its present or future business, operations, services, products, research, designs, technical information, copyrights, software, source code, object code, patent applications, intellectual property, confidential reports, price lists, pricing formulae, customer lists, financial information, business plans, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside the Company. "Confidential Information" also includes confidential and proprietary information and trade secrets that third parties entrust to the Company or the Company Group in confidence.

     You understand and agree that the rights and obligations set forth in this Secrecy Section will continue indefinitely and will survive termination of this Agreement and your employment with the Company.

     Exclusive Property. You confirm that all Confidential Information is and must remain the Company's exclusive property. Any office equipment (including computers) you receive from the Company in the course of your employment and all business records, business papers, and business documents you keep or create, whether on digital media or otherwise, in the course of your employment by the Company must be and remain the Company's property. Upon this Agreement's termination, you agree to promptly deliver to the Company any such office equipment (including computers) and any Confidential Information or other materials (written or otherwise) not available to the public or made available to the public, and any copies, excerpts, summaries, compilations, records, or documents you made or that came into your possession during your employment. You agree that you will not, without the Company's consent, retain copies, excerpts, summaries, or compilations of the foregoing information and materials. You understand and agree that the rights and obligations set forth in this Exclusive Property Section will continue indefinitely and will survive termination of this Agreement and your employment with the Company Group.

     Copyrights, Inventions, Patents. You agree that all records, in whatever media (including written works), documents, papers, notebooks, drawings, designs, technical information, source code, object code, processes, methods or other copyrightable or otherwise protected works you conceive, create, author, prepare derivative works from, make, invent, or discover that relate to or result from any work you perform or performed for the Company or that arise from the use or assistance of the Company's facilities, materials, personnel, or Confidential Information in the course of your employment (whether or not during usual working hours), whether conceived, created, authored, discovered, made, or invented individually or jointly with others, will be and remain the absolute property of the Company, as will all the worldwide patent, copyright, trademark, service mark, trade secret, or other intellectual property rights in all such works.

      You will promptly disclose, and hereby grant, and assign all rights, title, and interest in ownership to the Company for its or their sole use and benefit any and all intellectual property, including all ideas, processes, inventions, invention disclosures, discoveries, improvements, technical information, trademarks, service marks, and copyrightable works (whether patentable or not) that you develop, acquire, conceive, reduce to practice, author, or prepare derivative works from (whether or not during usual working hours) while the Company employs you. You will promptly disclose and hereby grant and assign ownership to the Company of all intellectual property, including utility and design patents, copyrights, and trademarks, or service marks, including any associated registrations, applications, renewals, extensions, continuations, continuations-in-part, divisions, or reissues thereof or any foreign equivalents thereof.

     This Copyrights, Inventions and Patents section does not apply to an invention that you conceived, developed, reduced to practice, or created entirely on your own time except for any invention that is, in whole or part, an "employment invention" because (a) you conceived, developed, reduced to practice, or created it (i) within the scope of your employment, (ii) on your employer's time, or (iii) with the aid, assistance, or use of the Company's property, equipment, facilities, supplies, or intellectual property, (b) it results from any work, services, or duties you performed for the Company, (c) it relates to the Company's industry or trade, or (d) it relates to the Company's current or demonstrably anticipated business research or development.

     Injunctive Relief. Without limiting the remedies available to the Company, you acknowledge that:

     . a breach of any of the covenants in this Exhibit A may result in material irreparable injury to the Company and Company Group for which there is no adequate remedy at law; and

     . it may not be possible to measure damages for such injuries precisely.

     You agree that, if there is a breach or threatened breach, the Company may be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by any provisions of this Exhibit A or such other relief as may be required to specifically enforce any of the covenants in this Exhibit A. The Company will, in addition to the remedies provided in this Agreement, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for compensation and for the specific enforcement of the covenants contained in this Agreement.